Exhibit 99.3

Annual Statement as to Compliance

For the Year Ended December 31, 2014

United States Department of Education

College and University Facility Loan Trust Two

Pursuant to Section 206 of the Servicing Agreement governing the referenced transaction, I hereby attest that:

(i)	A review of the activities and performance of Berkadia as Special Servicer during the period under this Servicing Agreement, has been made under my supervision, and, to the best of my knowledge, based on such review, Berkadia as Special Servicer, has fulfilled in all material respects, all of its duties, responsibilities, or obligations under this Servicing Agreement throughout the period.

(ii)	I confirm that Berkadia Special Servicer is in compliance with the requirements of Section 2.02 hereof.

Berkadia,

Mark E. McCool

President

February 20, 2015

Inv. 003 Lib. G

Annual Statement as to Compliance

For the Year Ended December 31, 2014

United States Department of Education

College and University Facility Loan Trust Two

Pursuant to Section 206 of the Servicing Agreement governing the referenced transaction, I hereby attest that:

i.	As an officer signing this certificate I have reviewed the activities and performance of Berkadia Commercial Mortgage as Master Servicer during the preceding fiscal year under the Servicing Agreement and, to the best of such officer’s knowledge, the Servicer has fulfilled all of the duties, responsibilities under this servicing agreement throughout such year.

ii.	I confirm that Berkadia as Master Servicer is in compliance with the requirements of Section 202.

Berkadia,

Mark E. McCool

President

February 20, 2015

Inv. 3 Lib. G